UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1 )

Sepragen Corporation
------------------------------------------------------------
(Name of Issuer)


COMMON STOCK
-------------------------------------
(Title of Class of Securities)


817316102
-------------------------------------
(CUSIP Number)

SEC 1745 (3-98)			Page 1 of 10

December 31, 1999		13G		Page 2 of 11 Pages
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

			/___/	Rule 13d-1(b)
			/_X__/	Rule 13d-1(c)
			/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 817316102		13G			Page 3 of 11 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	ICM Asset Management, Inc.         68-0073366
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Washington
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES		0
	BENEFICIALLY		---------------------------------------
	  OWNED BY	6	SHARED VOTING POWER
	    EACH		666,665
	 REPORTING		---------------------------------------
	   PERSON	7	SOLE DISPOSITIVE POWER
	    WITH		0
				---------------------------------------
			8	SHARED DISPOSITIVE POWER
				666,665
-----------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	666,665
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	12.3%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA
----------------------------------------------------------------

CUSIP No. 817316102		13G			Page 4 of 11 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	James M. Simmons
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES		0
	BENEFICIALLY		---------------------------------------
	  OWNED BY	6	SHARED VOTING POWER
	    EACH		666,665
	 REPORTING		---------------------------------------
	   PERSON	7	SOLE DISPOSITIVE POWER
	    WITH		0
				---------------------------------------
			8	SHARED DISPOSITIVE POWER
				666,665
-----------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	666,665
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	12.3%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 817316102		13G			Page 5 of 11 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Koyah Leverage Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES		0
	BENEFICIALLY		---------------------------------------
	  OWNED BY	6	SHARED VOTING POWER
	    EACH		266,666
	 REPORTING		---------------------------------------
	   PERSON	7	SOLE DISPOSITIVE POWER
	    WITH		0
				---------------------------------------
			8	SHARED DISPOSITIVE POWER
				266,666
-----------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	266,666
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 817316102		13G			Page 6 of 11 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Koyah Ventures, LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES		0
	BENEFICIALLY		---------------------------------------
	  OWNED BY	6	SHARED VOTING POWER
	    EACH		333,332
	 REPORTING		---------------------------------------
	   PERSON	7	SOLE DISPOSITIVE POWER
	    WITH		0
				---------------------------------------
			8	SHARED DISPOSITIVE POWER
				333,332
-----------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	333,332
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.2%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	00
----------------------------------------------------------------

CUSIP No. 817316102		13G			Page 7 of 11 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Summit Securities,Inc.	               82-0438135
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Idaho
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES		0
	BENEFICIALLY		---------------------------------------
	  OWNED BY	6	SHARED VOTING POWER
	    EACH		333,333
	 REPORTING		---------------------------------------
	   PERSON	7	SOLE DISPOSITIVE POWER
	    WITH		0
				---------------------------------------
			8	SHARED DISPOSITIVE POWER
				333,333
-----------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	333,333
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.2%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO
----------------------------------------------------------------

CUSIP No. 817316102	 	13G			Page 8 of 11 Pages

ITEM 1.

     (a)  The name of the issuer is Sepragen Corporation
          (the "Issuer").

     (b) The principal executive office of the Issuer is located at 30689 Huntwood Avenue
          Hayward, CA  94544


ITEM 2.

     (a) The names of the persons filing this statement are ICM Asset Management, Inc., James M. Simmons, Koyah Leverage Partners, L.P., Koyah Ventures, LLC, Summit Securities, Inc. (collectively, the "Filers").

     (b) The principal business office of ICM Asset Management, Inc., James M. Simmons, Koyah Leverage Partners, L. P., and
          Koyah Ventures, LLC is located at W. 601 Main Avenue,
          Suite 600, Spokane, WA 99201. The principal business office of Summit Securities, Inc. is 601 W. 1st, Department 112000, Spokane, WA 99201-5020.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 817316102.

CUSIP No. 817316102			13G		Page 9 of 11 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
                        1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance
                        with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance
                        with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	_X__	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No.  817316102		13G		Page 10 of 10 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ICM Asset Management, Inc. is a registered investment adviser whose clients, including Koyah Leverage Partners, L.P. and Summit Securities,Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Other than Koyah Leverage Partners, L.P. and Summit Securities, Inc. no individual client's holdings of the Stock are more than five percent of the outstanding Stock. Koyah Ventures, LLC is the general partner of Koyah Leverage Partners, L.P. James Simmons is the Manager of Koyah Ventures, LLC and President of ICM Asset Mnagement, Inc.

CUSIP No. 817316102			13G		Page 11 of 11 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2(a) of this Schedule.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
				SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	March 9, 2000

ICM Asset Management, Inc.


/S/__________________________________
By:  Robert J. Law, Sr. Vice President

Koyah Ventures, LLC


/S/___________________________________
By:  Robert J. Law, Vice President


/S/____________________________________
James M. Simmons

Summit Securities, Inc.


/S/ ____________________________________
By: John McCreary, Chief Investment Officer